[Keating, Muething & Klekamp, P.L.L. Letterhead]

MARK A. WEISS
DIRECT DIAL: 579-6599
FACSIMILE: 579-6956
E-MAIL: mweiss@kmklaw.com

February 16, 2001

LSI Industries Inc.
10000 Alliance Road
Cincinnati, Ohio 45242

Gentlemen:

        We serve as your general counsel and are familiar with your Articles of Incorporation, Code of Regulations and corporate proceedings. On this basis, we have made an examination as to:

     1.    The organization of LSI Industries Inc.;

      2.    The legal sufficiency of all corporate proceedings of the Corporation in connection with the authorization and issuance of all presently outstanding and issued Common Stock of the Corporation; and

     3.    The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of 109,430 shares of Common Stock to be included in a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission.

        Based upon such examination, we are of the opinion that:

      1.    LSI Industries Inc. is a duly organized and validly existing corporation under the laws of the State of Ohio;

        2.    LSI Industries Inc. has taken all necessary and required corporate actions in connection with the issuance of 109,430 shares of newly issued Common Stock and the aforesaid 109,430 shares of Common Stock are validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation free of any preemptive rights.

        We hereby consent to the reference to our firm in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. BY: /s/Mark A. Weiss ______________________________________ Mark A. Weiss